As filed with the Securities and Exchange Commission on November 23, 2016

Registration No. 333-214230

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bellerophon Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	47-3116175
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number) 184 Liberty Corner Road, Suite 302 Warren, New Jersey 07059 (908) 574-4770	(I.R.S. Employer Identification Number)

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Fabian Tenenbaum

Chief Executive Officer

Bellerophon Therapeutics, Inc.

184 Liberty Corner Road, Suite 302

Warren, New Jersey 07059

(908) 574-4770

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Kenneth R. Koch, Esq. Jeffrey P. Schultz, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, NY 10017 (212) 935-3000	Joseph A. Smith, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-214230)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this "Amendment") relates to the Registrant's Registration Statement on Form S-1 (File No. 333-214230), as amended, declared effective on November 22, 2016 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.    Exhibits and financial statement schedules.

(a)    Exhibits.

Exhibit Number	Description of Document
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

24.1(a)	Power of Attorney (incorporated by reference to the signature page of the Registrant’s Registration Statement on Form S-1, filed with the SEC on October 25, 2016)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, New Jersey, on the 23rd day of November, 2016.

BELLEROPHON THERAPEUTICS, INC.

By:	/s/ Fabian Tenenbaum
Fabian Tenenbaum Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Fabian Tenenbaum	Chief Executive Officer	November 23, 2016
	Fabian Tenenbaum	(Principal Executive Officer and Principal Financial Officer)

	/s/ Jonathan M. Peacock	Chairman	November 23, 2016
Jonathan M. Peacock

	By: /s/ Naseem Amin*	Director	November 23, 2016
Naseem Amin

	By: /s/ Scott Bruder*	Director	November 23, 2016
Scott Bruder

	By: /s/ Mary Ann Cloyd*	Director	November 23, 2016
Mary Ann Cloyd

	By: /s/ Matthew Holt*	Director	November 23, 2016
Matthew Holt

	By: /s/ Jens Luehring*	Director	November 23, 2016
Jens Luehring

	By: /s/ Andre V. Moura*	Director	November 23, 2016
Andre V. Moura

	By: /s/ Daniel Tassé*	Director	November 23, 2016
Daniel Tassé

	By: /s/ Adam Weinstein*	Director	November 23, 2016
Adam Weinstein

* Pursuant to Power of Attorney
By:	/s/ Fabian Tenenbaum
Fabian Tenenbaum

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
24.1(a)	Power of Attorney (incorporated by reference to the signature page of the Registrant’s Registration Statement on Form S-1, filed with the SEC on October 25, 2016)